Exhibit 10.1

2018 RLHC Executive Officers Bonus Plan

Purpose

RLHC is committed to compensating employees through comprehensive and competitive pay packages that include base salary, bonus programs, incentive plans, competitive benefits plans, and reward and recognition programs. These programs are designed to motivate employees to exceed performance expectations in support of the company’s business objectives.

The Executive Officers Bonus Plan (“Plan”) provides the opportunity for annual bonus payments to the contributors who drive the successful attainment of company goals. The success of the company relies on many factors. Adjusted EBITDA is the main driver behind this plan, however; our success also depends on department and individual goals.

Plan Year January 1, 2018 to December 31, 2018

Eligible Employees; Target Bonus and Maximum Bonus

Eligible Employees	Minimum Bonus	Threshold Bonus	Target Bonus	Maximum Bonus
Executive Vice President	0% of Base Salary	25% of Base Salary	50% of Base Salary	80% of Base Salary
EVP, Chief Operating Officer	0% of Base Salary	30% of Base Salary	60% of Base Salary	96% of Base Salary
EVP, Chief Financial Officer	0% of Base Salary	35% of Base Salary	70% of Base Salary	112% of Base Salary
Chief Executive Officer	0% of Base Salary	50% of Base Salary	100% of Base Salary	160% of Base Salary

An employee must hold one of the above positions at the beginning of the Plan Year to be eligible to participate in this Plan, unless otherwise approved by the Compensation Committee. Transfers to an ineligible position that occurs after the Plan Year will not affect any bonus earned during the Plan Year. Position transfers that occur during the Plan year may result in a pro-rated bonus amount for each position based upon the target bonus amount, the achievement of bonus criteria for each position and the discretion of the Compensation Committee.

Plan Components

Whether a participant will receive a bonus under the Plan depends on the extent to which the following goals are achieved:

(1)	A company goal based on target Adjusted EBITDA for 2018 (“Target Adjusted EBITDA”);

(2)	A company goal based on sales of company-owned hotels (“Hotel Sales”); and

(3)	One or more department or individual goals based on applicable division or department performance such as gross operating profit; revenues from group business; RevPAR growth; increase in RevPAR index; improvement in customer service competitive quality index; associate engagement; and addition of franchised and managed hotels to RLHC’s system of hotels and other goals that advance department or company strategic goals and/or personal development. The department and individual goals are established by the CEO and Compensation Committee.

Bonus Calculation

For purposes of determining the bonuses, if any, due under this Plan for achievement of the Target Adjusted EBITDA (“EBITDA Goal Achievement”), the calculation will be the fraction (expressed as a percentage) determined by dividing (i) RLHC’s 2018 Adjusted EBITDA, as disclosed in the 2018 Form 10-K, further adjusted by the net gain or loss on hotel dispositions, by (ii) 2018 Target Adjusted EBITDA, further adjusted for hotels sales and other authorized dispositions by removing budgeted performance of disposed hotels subsequent to the disposition with mid-month closings being prorated. There will be no bonus payout to the participants under this calculation unless this percentage exceeds 90%.

The EBITDA Goal Achievement percentage will determine the tentative payouts, if any, to which the participants are entitled, as set forth in or determined from the following applicable table:

	EBITDA Goal Achievement	Target Multiplier(1)	Tentative EVP Payout: % of base salary	Tentative EVP, COO Payout: % of base salary	Tentative EVP, CFO Payout: % of base salary	Tentative CEO Payout: % of base salary
Maximum	120%	160%	40%	48%	56%	80%
	115%	145%	36.25%	43.5%	50.75%	72.5%
	110%	130%	32.5%	39%	45.5%	65%
	105%	115%	28.75%	34.5%	40.25%	57.5%
Target	100%	100%	25%	30%	35%	50%
	97.5%	87.5%	21.875%	26.25%	30.625%	43.75%
	95%	75%	18.75%	22.5%	26.25%	37.5%
	92.5%	62.55	15.625%	18.765%	21.875%	31.25%
Threshold	90%	50%	12.5%	15%	17.5%	25%

(1) The Target Multiplier and tentative payout percentages will be linearly interpolated for EBITDA Goal Achievement percentages that are between any two percentages shown in the table.

The goal payout has three elements, EBITDA performance, hotel sales and departmental/individual goals. The ratio of payouts is as follows:

1.	EBITDA—represents 50% of the bonus payout as is reflected in the chart above.

2.	Hotel Sales—represents 30% of the bonus payout. To the extent the hotel sales target is met, as determined by the Compensation Committee, then up to 30% of the target bonus is paid to eligible participants.

3.	Department/Individual goals—represents 20% of the bonus payout. To the extent the department/individual goals are met, as determined collaboratively between the CEO and the Compensation Committee, then up to 20% of the target bonus is paid to eligible participants.

The minimum threshold to receive any bonus payout is the 90% EBITDA target. Failure to meet this threshold, will result no bonus payment, unless by discretion of the Compensation Committee.

Notwithstanding the foregoing, bonus payouts in excess of 100% are possible (up to 160%), if the EBITDA goal is exceeded and/or the Hotel Sales or Department/Individual Goals are exceeded, as determined by the Compensation Committee.

A participant who receives a bonus under the Plan will be required to repay the bonus to RLHC to the extent required by (i) any “clawback” or recoupment policy adopted by RLHC to comply with the requirements of any applicable laws, rules or regulations, or (ii) any applicable law, rule or regulation that imposes mandatory recoupment.

Administration

The SVP, HR, and CFO will administer the Plan.

Calculation, Approval and Payment

As soon as the necessary information is available following the end of the Plan Year, the SVP HR and the SVP, Chief Accounting Officer will complete the bonus calculations for each participant and submit them to the CFO for review and approval including a review and recommendation by the CEO of the achievement of department and individual goals. Once approved by the CFO, he will submit the bonus calculations to the Compensation Committee for final approval. Upon Compensation Committee approval, the CFO will provide the payment information to the SVP, Chief Accounting Officer and SVP, HR for recordkeeping, who will in turn submit it to the payroll office for payments. Payments will be made to participants as soon as administratively possible following the end of the bonus period. Typically, payments are approved following the February Board meeting and paid as soon as practical thereafter. Calculations are based on the base salary of the participant on the last day of the Plan Year.

Effect of Change in Employment Status/Termination

Leaves of Absences: To the extent a participant qualifies for an approved leave of absence, that participant’s bonus will not be forfeited, but rather will be prorated. If the leave involves accrued paid leave, the bonus will be unaffected. If the leave involves unpaid leave, the bonus will be prorated based upon the actual number of days worked plus any paid leave as a proportion of the full Plan Year.

Terminations: Bonuses for this Plan are not earned or vested until they are approved by the Compensation Committee and paid. Any bonuses earned will be determined and paid on or before March 31, 2019. To encourage continued employment with RLHC, participants must be employed as of the date of payout in order to earn a bonus. Therefore, any participant whose employment terminates prior to the date of payout will not earn, vest in, or receive a bonus.

General Provisions

There is an overriding discretionary analysis of each participant’s eligibility to receive a bonus. Even though an individual might earn a bonus based on the terms of this Plan, a bonus can be adjusted up or down or not paid entirely in the sole discretion of the Compensation Committee Directors. For example a bonus may be adjusted down for overall substandard work performance of the participant, including, but not limited to the below. For example, if a participant fails to follow company policy and procedures, exposes the company to legal liability, exhibits inappropriate behavior, withholds information, or does not adequately follow through on critical incidents, he or she may be disqualified from receiving a bonus. Other disqualifiers may include unacceptable performance against established performance objectives, unacceptable scores on internal audit processes (e.g., HR, Accounting, Risk Management, Internal Audit, Quality Assurance), or poor associate or customer satisfaction scores.

Notwithstanding anything to the contrary in this Plan, individual bonus payments may be deferred, partially paid or withheld in their entirety, at the sole discretion of the Compensation Committee, in consideration of the overall best interests of the company. RLHC reserves the right to cancel, change, modify or interpret any and all provisions of the Plan at any time without notice. Participation in the Plan does not create any entitlement to continued employment and does not alter the at-will status of participants. This Plan will be governed and construed in accordance with the laws of the state of Washington.

This Plan supersedes all previous plans in existence and any past written or verbal communication to any participant regarding the terms of any incentive plan